Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-219385), Form S-8 (File No. 333-220781) and Form S-3 (File No. 333-221275) of our report dated March 16, 2018, related to the consolidated financial statements of AzurRx BioPharma, Inc. as of December 31, 2017 and 2016 and for the years then ended, which appears in the Annual Report on Form 10-K of AzurRx BioPharma, Inc. for the year ended December 31, 2017. The report for AzurRx BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars USA LLP

New York, New York
March 16, 2018